TREDEGAR REPORTS FOURTH-QUARTER AND FULL YEAR 2015 RESULTS

•	Operating profit from ongoing operations for PE Films of $12.4 million was $1.4 million lower than the fourth quarter of last year

•	Operating profit from ongoing operations for Flexible Packaging significantly improved

•	Operating profit from ongoing operations for Bonnell Aluminum of $9.6 million was exceptionally strong, improving by $2.5 million over the fourth quarter of 2014
RICHMOND, VA--(BUSINESS WIRE)--February 29, 2016--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth-quarter financial results for the period ended December 31, 2015.

(in millions, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income (loss) from continuing operations as reported under generally accepted accounting principles (“U.S. GAAP”)	$(5.9)	$13.1	$(32.1)	$36.0
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.3	3.0	2.0
(Gains) losses from sale of assets and other	15.5	(6.0)	17.7	(1.2)
Goodwill impairment charge	—	—	44.5	—
Net income from ongoing operations *	$11.0	$7.4	$33.1	$36.8

Earnings (loss) per share from continuing operations as reported under U.S. GAAP (diluted)	$(0.18)	$0.40	$(0.99)	$1.11
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.04	0.01	0.09	0.06
(Gains) losses from sale of assets and other	0.48	(0.18)	0.54	(0.04)
Goodwill impairment charge	—	—	1.37	—
Earnings per share from ongoing operations (diluted) *	$0.34	$0.23	$1.01	$1.13

*
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under U.S. GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under U.S. GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by U.S. GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in the Notes to the Financial Tables in this press release.

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John D. Gottwald, Tredegar’s president and chief executive officer, said: “Overall, Tredegar had a solid quarter.  Bonnell and Terphane posted improved operating results with strong volume growth for the quarter and full year. Our PE Films segment continues to show volume and profit declines as we manage through lost business and product transitions in personal care materials.  On the positive side, surface protection films performed well for the quarter and year.  We’ve added R&D resources to PE Films to improve our chances of realizing several opportunities that we see from new products.”
“Looking forward, we will continue to be challenged over the next couple of years by product transitions in personal care materials.  Meeting customer needs will be paramount to success, and our prospects improve considerably if we’re successful in our new product development initiatives.”
Mr. Gottwald continued, “In light of recently improved operating efficiencies, our challenge to profit growth at Terphane will continue to be the poor economic conditions in Brazil and tough competitive pressures, given the overcapacity in place.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of the Company’s polyolefin-based operations that manufacture and sell personal care materials, surface protection films, polyethylene overwrap films and related films for other markets. A summary of fourth-quarter and full year operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In Thousands, Except Percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2015	2014	% Change	2015	2014	% Change
Sales volume (lbs)	38,417	41,332	(7.1)%	160,283	175,203	(8.5)%
Net sales	$93,291	$109,448	(14.8)%	$385,550	$464,339	(17.0)%
Operating profit from ongoing operations	$12,426	$13,797	(9.9)%	$48,275	$60,971	(20.8)%
Fourth-Quarter Results vs. Prior Year Fourth Quarter
Net sales (sales less freight) in the fourth quarter of 2015 decreased by $16.2 million versus 2014 primarily due to the following:

•	The loss of business with PE Films’ largest customer related to various product transitions in personal care materials ($5.5 million);

•	A decline in volume from other customers of personal care materials and polyethylene overwrap films ($3.6 million);

•	A decrease in average selling prices due to competitive pricing pressures and lower raw material costs ($1.4 million); and

•	The unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S. ($5.7 million).
As noted above, current year sales volume has declined as a result of the wind down of shipments for certain personal care materials due to various product transitions and lost business, primarily with PE Films’ largest customer. In addition, efforts to consolidate domestic manufacturing facilities in PE Films commenced in the third quarter of 2015. This restructuring project is not expected to be completed until the middle of 2017, and once complete, annual pre-tax cash cost savings are expected to be approximately $5-6 million. The table below summarizes the pro forma operating profit from ongoing operations for the fourth quarters of 2015 and 2014, had the impact of the events noted above been fully realized in each period:

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	Three Months Ended December 31,
(In Thousands)	2015	2014
Operating profit from ongoing operations, as reported	$12,426	$13,797
Contribution to operating profit from ongoing operations associated with product transitions & other lost business before restructurings & fixed costs reduction	2,712	4,940
Operating profit from ongoing operations net of the impact of business that will be fully eliminated in future periods	9,714	8,857
Estimated future benefit of North American facility consolidation	1,300	1,300
Pro forma estimated operating profit from ongoing operations	$11,014	$10,157
Net sales associated with lost business and product transitions that have yet to be fully eliminated were approximately $6.5 million and $15.4 million in the fourth quarters of 2015 and 2014, respectively.
Net of the impact of product transitions and lost business, pro forma estimated operating profit from ongoing operations in the fourth quarter of 2015 increased by $0.9 million versus the fourth quarter of 2014 due to the following:

•	Lower volumes and pricing for ongoing personal care films business ($2.4 million);

•	The favorable lag in the pass-through of average resin costs of $2.0 million in the fourth quarter of 2015 versus $0.4 million in 2014;

•	An increase in volume and a favorable mix for surface protection films partially offset by lower pricing ($1.0 million);

•	An increase in research and development costs incurred to support new product development ($0.7 million); and

•	A decrease in depreciation expense ($1.4 million) offset by an increase in foreign currency translation and transaction losses ($0.5 million) and other operating expenses ($0.4 million).
The competitive dynamics in PE Films require continuous development of new products to improve cost and performance for customers. PE Films anticipates additional exposure to product transitions and lost business in certain personal care materials. The estimated additional adverse impact to future operating profit from ongoing operations relating to such exposure is $10 million annually, which would not likely occur until after 2017.
2015 vs. 2014
Net sales in 2015 decreased by $78.8 million versus 2014, primarily due to lower volume from lost business and product transitions, and the unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S.

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Consistent with the pro forma information provided for fourth quarter operating results, the table below summarizes the pro forma operating results for 2015 and 2014 had the impact of various product transitions and lost business and efforts to consolidate domestic PE Films manufacturing facilities been fully realized in each period:

	Twelve Months Ended December 31,
(In Thousands)	2015	2014
Operating profit from ongoing operations, as reported	$48,275	$60,971
Contribution to operating profit from ongoing operations associated with lost business:
Certain babycare elastic films sold in North America	—	2,106
Product transitions & other lost business before restructurings & fixed costs reduction	13,349	22,686
Operating profit from ongoing operations net of the impact of business that will be fully eliminated in future periods	34,926	36,179
Estimated future benefit of North American facility consolidation	5,200	5,200
Pro forma estimated operating profit from ongoing operations	$40,126	$41,379
Net sales associated with lost business and product transitions that have yet to be fully eliminated were approximately $38.5 million and $84.5 million in 2015 and 2014, respectively.
Net of the impact of product transitions and lost business, pro forma estimated operating profit from ongoing operations in 2015 decreased by $1.3 million versus 2014 due to the following:

•	An increase in volume of over 6% and a favorable mix for surface protection films ($4.2 million)

•	A decrease in volume for polyethylene overwrap films and other personal care materials ($2.4 million);

•	The favorable lag in the pass-through of average resin costs of $1.3 million in 2015 versus a negative $0.1 million in 2014;

•	An increase in foreign currency translation and transaction losses ($3.7 million); and

•	Other factors including higher research and development costs partially offset by lower depreciation.
Capital Expenditures and Depreciation & Amortization
Capital expenditures in PE Films were $21.2 million in 2015 compared to $17.0 million in 2014. Capital expenditures are projected to be $30 million in 2016, including approximately $10 million for routine items required to support operations. Capital spending for strategic projects in 2016 includes expansion of elastics capacity in Europe, expansion of surface protection films capacity in China and the North American facility consolidation. Depreciation expense was $15.4 million in 2015 and $21.1 million in 2014. Depreciation expense is projected to be $15 million in 2016. Amortization expense was $0.1 million in 2015 and $0.3 million in 2014, and is projected to be $0.1 million in 2016.
Flexible Packaging Films
A summary of fourth-quarter and full year operating results from ongoing operations for Flexible Packaging Films (also referred to as Terphane), which excludes the goodwill impairment charge discussed below, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Twelve Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	December 31,			December 31,
	2015	2014		2015	2014
Sales volume (lbs)	22,379	21,030	6.4%	82,347	72,064	14.3%
Net sales	$27,993	$30,965	(9.6)%	$105,332	$114,348	(7.9)%
Operating profit (loss) from ongoing operations	$3,660	$(634)	-	$5,453	$(2,917)	-

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Fourth-Quarter Results vs. Prior Year Fourth Quarter
Net sales in the fourth quarter of 2015 decreased 9.6% versus the fourth quarter of 2014 primarily due to competitive pricing pressures and the pass-through of lower raw material costs, partially offset by a 6.4% increase in sales volume. Higher sales volume had a favorable impact of approximately $2.0 million.

Operating profit (loss) from ongoing operations increased by $4.3 million in the fourth quarter of 2015 versus 2014 due to the following:

•
An improvement of $3.7 million in the fourth quarter of 2015 due to higher volume and operating efficiencies, lower depreciation and amortization expenses, partially offset by lower margins from competitive pricing pressures;

•	Foreign currency transaction losses associated with U.S. dollar denominated export sales in Brazil of $0.1 million in the fourth quarter of 2015 versus transaction gains of $0.7 million in 2014;

•	The estimated lag in the pass through of lower raw material costs of $0.8 million in the fourth quarter of 2015 (none in 2014);

•
Duties applied to films imported into the U.S. were zero in the fourth quarter of 2015 as a result of the reinstatement by the U.S. in the third quarter of 2015 of the Generalized System of Preferences (GSP) program allowing for duty-free shipment of Terphane’s products to the U.S., versus duties paid of $0.3 million in 2014; and

•	The favorable settlement of certain loss contingencies of $0.6 million in the fourth quarter of 2015 versus $0.3 million in 2014.

The Company expects that Terphane will have a difficult time maintaining the level of operating profits from ongoing operations generated in the fourth quarter of 2015 due to continuing poor economic conditions in Brazil, its primary market, and continuing competitive pressures.

2015 vs. 2014
Net sales in 2015 decreased 7.9% versus 2014 primarily due to competitive pricing pressures and the pass-through to customers of lower raw material costs, partially offset by a 14.3% increase in sales volume.

Operating profit (loss) from ongoing operations improved by $8.4 million in 2015 versus 2014, primarily due to the following:

•	An improvement of $1.4 million in 2015 versus 2014 due to higher sales volume and operating efficiencies, partially offset by lower margins from competitive pricing pressures;

•	Foreign currency transaction gains associated with U.S. dollar denominated export sales in Brazil of $3.5 million versus $0.5 million in 2014;

•	The estimated lag in the pass through of lower raw material costs of $1.0 million in 2015 (none in 2014);

•	Net refunds of $1.6 million in 2015 as a result of the reinstatement of the GSP program versus duties paid of $1.1 million in 2014; and

•	The favorable settlement of certain loss contingencies of $0.6 million in 2015 versus $0.3 million in 2014.

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Capital Expenditures, Depreciation & Amortization and Third Quarter Goodwill Impairment Charge
Capital expenditures were $3.5 million in 2015 compared to $21.8 million in 2014. Capital expenditures in 2014 included approximately $17 million for the capacity expansion project at a manufacturing facility in Cabo de Santo Agostinho, Brazil. Capital expenditures are projected to be $5 million in 2016, including approximately $3 million for routine items required to support operations. Depreciation expense was $6.8 million in 2015 and $5.8 million in 2014. Depreciation expense is projected to be $6 million in 2016. Amortization expense was $2.9 million in 2015 and $3.5 million in 2014, and is projected to be $3 million in 2016.
During the third quarter of 2015, the Company performed a goodwill impairment assessment related to Terphane. This review was undertaken as a result of the continued competitive pressures related to ongoing unfavorable economic conditions in Terphane’s primary market of Brazil, and excess global industry capacity. The assessment resulted in a full write-off of the goodwill of $44.5 million associated with the acquisition of Terphane. The Company believes that unfavorable business conditions in its markets have shifted the competitive environment from a regional to a global landscape and have driven price convergence and lower product margins. Authorities in Brazil have initiated new investigations of dumping against Peru and Bahrain. These new investigations follow recent favorable anti-dumping rulings issued by the Brazilian government against China, Egypt and India, which were in addition to previous actions taken against United Arab Emirates, Mexico, and Turkey.

Aluminum Extrusions
A summary of fourth-quarter and full year operating results from ongoing operations for Aluminum Extrusions (also referred to as Bonnell Aluminum) is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In Thousands, Except Percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2015	2014	% Change	2015	2014	% Change
Sales volume (lbs)	42,861	39,492	8.5%	170,045	153,843	10.5%
Net sales	$88,797	$90,910	(2.3)%	$375,457	$344,346	9.0%
Operating profit from ongoing operations	$9,569	$7,101	34.8%	$30,432	$25,664	18.6%
Fourth-Quarter Results vs. Prior Year Fourth Quarter
Net sales in the fourth quarter of 2015 decreased in comparison to the fourth quarter of 2014 primarily due to a decrease in average selling prices, which largely resulted from significantly lower aluminum costs and mix changes. Higher sales volume had a favorable impact of approximately $9.0 million in the fourth quarter of 2015 versus last year. The decrease in average selling prices reduced net sales by approximately $11.1 million. Increased demand during 2015, primarily from the nonresidential building and construction sector, has pushed Bonnell Aluminum’s average capacity utilization in excess of 90%.
Operating profit from ongoing operations increased in the fourth quarter of 2015 versus 2014 primarily due to higher volume. Results also benefited from improved efficiencies and lower utility costs.

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2015 vs. 2014
Net sales in 2015 increased in comparison to 2014 primarily due to higher sales volume in all major markets, offset by a decrease in average selling prices. Higher sales volume had a favorable impact of approximately $40.6 million in 2015 compared to 2014. The decrease in average selling prices, which reduced net sales by approximately $9.5 million, were mainly due to lower aluminum costs and mix changes.
Operating profit from ongoing operations in 2015 increased $4.8 million primarily as a result of higher volume partially offset by new hire costs and other production inefficiencies that occurred in the first three quarters of 2015.
Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum were $8.1 million in 2015 compared to $6.1 million in 2014. Capital expenditures are projected to be $24 million in 2016, which includes approximately $5 million for routine items required to support operations and approximately $14 million of a total $18 million expected to add extrusions capacity at the Niles facility. Depreciation expense was $8.7 million in 2015 compared to $8.3 million in 2014, and is projected to be $9 million in 2016. Amortization expense was $1.0 million in 2015 and $1.6 million in 2014, and is projected to be $1 million in 2016.
Corporate Expenses, Investments, Interest and Taxes
Pension expense was $12.3 million in 2015, an unfavorable change of $5.6 million from 2014, primarily due to a drop in the discount rate. Most of the impact on earnings from higher pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $11.3 million in 2016. Corporate expenses, net increased in 2015 versus 2014 primarily due to the increase in pension expense noted above, business development costs and corporate severance charges. In 2015, corporate expenses, net included non-recurring costs of $4.9 million, which consisted mainly of business development costs of $1.0 million and severance and other employee-related charges of $3.9 million associated with the resignations of the Company’s former chief executive and chief financial officers in the second quarter of 2015. In 2014, corporate expenses, net included non-recurring costs of $0.9 million.
The Company has an investment in kaleo, Inc. (“kaléo”), a privately-held pharmaceutical company.  In 2009, kaléo licensed exclusive rights to sanofi-aventis U.S. LLC (“Sanofi”) to commercialize an epinephrine auto-injector in the U.S. and Canada.  Sanofi began manufacturing and distributing the epinephrine auto-injector, under the names Auvi-Q® in the U.S. and Allerject® in Canada, in 2013.  On October 28, 2015, Sanofi announced a voluntary recall of all Auvi-Q and Allerject epinephrine injectors that were currently on the market.  The Company recognized an unrealized loss on its investment in kaléo of $20.5 million ($15.7 million after taxes) in the fourth quarter of 2015 that was primarily related to the adverse impact of this product recall.
Interest expense was $3.5 million in 2015 in comparison to $2.7 million in 2014.
The effective tax rate from continuing operations was significantly impacted by the tax effects of the special items included in the introductory earnings reconciliation table. The comparable effective tax rate excluding the impact of these special items was 36.2% in 2015 and 35.1% in 2014. More information on the significant differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2015 and 2014 will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $59.8 million at December 31, 2015, compared with $87.2 million at December 31, 2014. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles (“GAAP”). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

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FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve expected levels of revenue, profit, productivity, or otherwise perform as expected; acquisitions, including the acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales associated with one customer — The Procter & Gamble Company (P&G”) and PE Films may not be able to mitigate the impact of the expected decline in net sales to P&G on operating profit from ongoing operations; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the building and construction sector, and can also be subject to seasonal slowdowns; Aluminum Extrusions’ efforts to expand product offerings and broaden its customer base may not be successful; substantial international operations subject Tredegar to risks of doing business in countries outside the U.S., which could adversely affect its business, financial condition and results of operations; future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2015 Annual Report on Form 10-K (the “2015 Form 10-K”) to be filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2015 Form 10-K when it is filed, except as required by applicable law.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2015 sales of $896 million. With approximately 2,800 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales	$216,989	$239,219	$896,177	$951,826
Other income (expense), net (a) (d) (e) (f)	(20,492)	(379)	(20,113)	(6,697)
	196,497	238,840	876,064	945,129

Cost of goods sold (a)	169,832	197,214	725,459	778,113
Freight	6,908	7,896	29,838	28,793
Selling, R&D and general expenses (a)	22,478	20,937	88,084	81,673
Amortization of intangibles	960	1,158	4,073	5,395
Interest expense	823	962	3,502	2,713
Asset impairments and costs associated with exit and disposal activities (a)	1,508	374	3,850	3,026
Goodwill impairment charge (b)	—	—	44,465	—
	202,509	228,541	899,271	899,713
Income (loss) from continuing operations before income taxes	(6,012)	10,299	(23,207)	45,416
Income taxes from continuing operations (g)	(136)	(2,755)	8,928	9,387
Income (loss) from continuing operations	(5,876)	13,054	(32,135)	36,029
Income (loss) from discontinued operations, net of tax (c)	—	—	—	850
Net income (loss)	$(5,876)	$13,054	$(32,135)	$36,879

Earnings (loss) per share:
Basic:
Continuing operations	$(0.18)	$0.40	$(0.99)	$1.12
Discontinued operations (c)	—	—	—	0.02
Net income (loss)	$(0.18)	$0.40	$(0.99)	$1.14
Diluted:
Continuing operations	$(0.18)	$0.40	$(0.99)	$1.11
Discontinued operations (c)	—	—	—	0.02
Net income (loss)	$(0.18)	$0.40	$(0.99)	$1.13

Shares used to compute earnings (loss) per share:
Basic	32,614	32,335	32,578	32,302
Diluted	32,614	32,449	32,578	32,554

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net Sales
PE Films	$93,291	$109,448	$385,550	$464,339
Flexible Packaging Films	27,993	30,965	105,332	114,348
Aluminum Extrusions	88,797	90,910	375,457	344,346
Total net sales	210,081	231,323	866,339	923,033
Add back freight	6,908	7,896	29,838	28,793
Sales as shown in the Consolidated Statements of Income	$216,989	$239,219	$896,177	$951,826

Operating Profit
PE Films:
Ongoing operations	$12,426	$13,797	$48,275	$60,971
Plant shutdowns, asset impairments, restructurings and other (a)	(2,129)	43	(4,180)	(12,236)
Flexible Packaging Films:
Ongoing operations	3,660	(634)	5,453	(2,917)
Plant shutdowns, asset impairments, restructurings and other (a)	—	(292)	(185)	(591)
Goodwill impairment charge (b)	—	—	(44,465)	—
Aluminum Extrusions:
Ongoing operations	9,569	7,101	30,432	25,664
Plant shutdowns, asset impairments, restructurings and other (a)	(344)	(676)	(708)	(976)
Total	23,182	19,339	34,622	69,915
Interest income	47	169	294	588
Interest expense	823	962	3,502	2,713
Gain (loss) on investment accounted for under fair value method (d)	(20,500)	(900)	(20,500)	2,000
Gain on sale of investment property (e)	—	—	—	1,208
Stock option-based compensation costs	(88)	328	483	1,272
Corporate expenses, net (a) (f)	8,006	7,019	33,638	24,310
Income (loss) from continuing operations before income taxes	(6,012)	10,299	(23,207)	45,416
Income taxes from continuing operations (g)	(136)	(2,755)	8,928	9,387
Income (loss) from continuing operations	(5,876)	13,054	(32,135)	36,029
Income (loss) from discontinued operations, net of tax (c)	—	—	—	850
Net income (loss)	$(5,876)	$13,054	$(32,135)	$36,879

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Cash & cash equivalents	$44,156	$50,056
Accounts & other receivables, net	94,217	113,341
Income taxes recoverable	360	877
Inventories	65,325	74,308
Deferred income taxes	—	8,877
Prepaid expenses & other	6,946	8,283
Total current assets	211,004	255,742
Property, plant & equipment, net	231,315	269,957
Goodwill & other intangibles, net	153,072	215,129
Other assets	27,869	47,798
Total assets	$623,260	$788,626
Liabilities and Shareholders’ Equity
Accounts payable	$84,148	$94,131
Accrued expenses	33,653	32,049
Total current liabilities	117,801	126,180
Long-term debt	104,000	137,250
Deferred income taxes	18,656	39,255
Other noncurrent liabilities	110,055	113,912
Shareholders’ equity	272,748	372,029
Total liabilities and shareholders’ equity	$623,260	$788,626

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(32,135)	$36,879
Adjustments for noncash items:
Depreciation	30,909	35,423
Amortization of intangibles	4,073	5,395
Goodwill impairment charge	44,465	—
Deferred income taxes	(10,523)	(11,489)
Accrued pension income and post-retirement benefits	12,521	6,974
(Gain) loss on investment accounted for under the fair value method	20,500	(2,000)
Loss on asset impairments and divestitures	403	993
Net gain on sale of assets	(11)	(1,031)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	9,180	(18,696)
Inventories	1,137	(8,803)
Income taxes recoverable/payable	(1,849)	(906)
Prepaid expenses and other	(1,256)	496
Accounts payable and accrued expenses	(2,455)	5,554
Other, net	(703)	2,446
Net cash provided by operating activities	74,256	51,235
Cash flows from investing activities:
Capital expenditures	(32,831)	(44,898)
Sale of investment property	—	4,500
Proceeds from the sale of assets and other	1,416	2,125
Net cash used in investing activities	(31,415)	(38,273)
Cash flows from financing activities:
Borrowings	107,000	116,000
Debt principal payments	(140,328)	(117,779)
Dividends paid	(13,725)	(11,007)
Proceeds from exercise of stock options and other	2,858	410
Net cash used in financing activities	(44,195)	(12,376)
Effect of exchange rate changes on cash	(4,546)	(3,147)
Decrease in cash and cash equivalents	(5,900)	(2,561)
Cash and cash equivalents at beginning of period	50,056	52,617
Cash and cash equivalents at end of period	$44,156	$50,056

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Notes to the Financial Tables
(Unaudited)
(a) Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2015 include:

•
Pretax charge of $1.1 million ($0.4 million included in “Selling, R&D and general expense” in the condensed consolidated statement of income) for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $1.0 million associated with the consolidation of domestic PE films manufacturing facilities, which includes severance and other employee-related costs of $0.4 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income), asset impairments of $84,000 and other facility consolidation-related expenses of $0.4 million ($89,000 is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $1.0 million associated with a non-recurring business development project (included in “Selling, R&D and general expense” in the condensed consolidated statement of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.3 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $31,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•
Pretax charges of $2.2 million associated with the consolidation of domestic PE films manufacturing facilities, which includes severance and other employee-related costs of $0.8 million, asset impairments of $0.4 million, accelerated depreciation of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.6 million ($0.1 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charge of $2.2 million for severance and other employee-related costs ($0.4 million included in “Selling, R&D and general expense” in the condensed consolidated statement of income) associated with restructurings in PE Films ($2.0 million), Flexible Packaging Films ($0.2 million), Aluminum Extrusions ($35,000) and Corporate ($26,000 included in “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $1.0 million associated with a non-recurring business development project (included in “Selling, R&D and general expense” in the condensed consolidated statement of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $0.4 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana; and

•
Pretax charges of $0.3 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other charges in the fourth quarter of 2014 include:

•
Pretax charges of $0.7 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.5 million associated with severance and other employee-related costs associated with restructurings in PE Films ($0.2 million) and Flexible Packaging Films ($0.3 million);

•
Pretax gain of $0.1 million related to the sale of a previously shutdown PE film products manufacturing facility in LaGrange, Georgia (included in “Other income (expense), net” in the condensed consolidated statements of income);

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•
Pretax adjustment of $0.1 million to income to reverse previously accrued severance and other employee-related costs associated with the shutdown of the PE film products manufacturing facility in Red Springs, North Carolina; and

•	Pretax charges of $11,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other items in 2014 include:

•
Pretax charge of $10.0 million (included in “Other income (expense), net” in the condensed consolidated statements of income) associated with a one-time, lump sum license payment to 3M after the Company settled all litigation issues associated with a patent infringement complaint;

•
Pretax charges of $2.3 million associated with severance and other employee-related costs associated with restructurings in PE Films ($1.7 million), Flexible Packaging Films ($0.6 million) and Aluminum Extrusions ($31,000);

•
Pretax charges of $0.9 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million associated with the shutdown of the PE film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.4 million and asset impairment and other shutdown-related charges of $0.3 million;

•
Pretax gain of $0.1 million related to the sale of a previously shutdown PE film products manufacturing facility in LaGrange, Georgia (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•	Pretax charges of $54,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

(b)
Goodwill impairment charge of $44.5 million ($44.5 million after taxes) recognized in Flexible Packaging Films in the third quarter of 2015 upon completion of an impairment analysis performed as of September 30, 2015. This non-operating, non-cash charge, as computed under U.S. GAAP, resulted from continuing competitive pressures primarily related to ongoing unfavorable economic conditions in its primary market of Brazil and excess global capacity in the industry.

(c)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals for indemnifications under the purchase agreement related to environmental matters were adjusted in 2014, resulting in income from discontinued operations of $0.9 million ($0.9 million after tax).

(d) The unrealized gain (loss) on the Company’s investment in kaleo, Inc. (“kaléo”) was a loss of $20.5 million in the fourth quarter of 2015 and for the full year 2015. In 2009, kaléo licensed exclusive rights to sanofi-aventis U.S. LLC (“Sanofi”) to commercialize an epinephrine auto-injector in the U.S. and Canada.  Sanofi began manufacturing and distributing the epinephrine auto-injector, under the names Auvi-Q® in the U.S. and Allerject® in Canada, in 2013.  Sanofi announced on October 28, 2015 a voluntary recall of all Auvi-Q and Allerject epinephrine injectors currently on the market.  The unrealized loss in the fourth quarter of and full year 2015 reflects the estimated adverse impact of this product recall.
The unrealized gain (loss) on the Company’s investment in kaléo was a loss of $0.9 million in the fourth quarter of 2014 and a net gain of $2.0 million for the full year 2014. The unrealized loss in the fourth quarter of 2014 was primarily attributed to unfavorable adjustments in the fair value due to a reassessment of the amount and timing of sales associated with one of kaléo’s commercialized products. The net unrealized gain in 2014 can be primarily related to favorable adjustments for the passage of time as cash flows associated with achieving product development and commercialization milestones are discounted at 45% for their high degree of risk and the impact of reducing the weighted average cost of capital used to discount cash flow projections after kaléo commercialized a second product, partially offset by unfavorable adjustments in the fair value due to a reassessment of the amount and timing of estimated cash flows associated with kaléo’s commercialized products.
(e) A pretax gain of $1.2 million (included in “Other income (expense), net” in the condensed consolidated statement of income) was realized on the sale of a portion of its investment property in Alleghany and Bath Counties, Virginia in the second quarter of 2014.

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(f)
Pretax charges of $0.8 million in 2014 (none in the fourth quarter of 2015 and 2014 and full year 2015) related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(g)
Income taxes from continuing operations in 2015 and 2014 included the net reduction of a valuation allowance, associated with expected limitations on the utilization of capital losses, of $0.5 million and $4.9 million, respectively, due to the Company’s change in judgment related to the realization of the related deferred tax asset. These capital loss carryforwards were previously offset by a valuation allowance associated with expected limitations on the utilization of these assumed capital losses. Income taxes from continuing operations in 2015 and 2014 also included adjustments of $0.9 million and $2.2 million, respectively, to reverse previously accrued deferred tax liabilities arising from changes in tax basis due to foreign currency translation adjustments and unremitted earnings.

(h)	Net debt is calculated as follows:

(in millions)	December 31, 2015	December 31, 2014
Debt	$104.0	$137.3
Less: Cash and cash equivalents	44.2	50.1
Net debt	$59.8	$87.2
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(i) The pre-tax and after-tax effects of gains (losses) associated with plant shutdowns, asset impairments and restructurings, gains (losses) from the sale of assets and other (which includes unrealized gains and losses for an investment accounted for under the fair value method) and goodwill impairment charge have been presented separately and removed from income (loss) from continuing operations as reported under U.S. GAAP to determine Tredegar’s presentation of net income from ongoing operations. Net income from ongoing operations is a key financial and analytical measure used by Tredegar to gauge the operating performance of its ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under U.S. GAAP and should not be considered as an alternative to net income from continuing operations as defined by U.S. GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the years ended December 31, 2015 and 2014 are shown below in order to show its impact upon the effective tax rate:

(in millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Year Ended December 31, 2015	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under U.S. GAAP	$(23.2)	$8.9	$(32.1)	(38.5)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	4.8	1.8	3.0
(Gains) losses from sale of assets and other	25.8	8.1	17.7
Goodwill impairment charge	44.5	—	44.5
Net income from ongoing operations	$51.9	$18.8	$33.1	36.2%
Year Ended December 31, 2014
Net income (loss) from continuing operations as reported under U.S. GAAP	$45.4	$9.4	$36.0	20.7%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	3.0	1.0	2.0
(Gains) losses from sale of assets and other(1)	8.3	9.5	(1.2)
Net income from ongoing operations	$56.7	$19.9	$36.8	35.1%
(1) See note (f) for discussion of certain tax adjustments in 2014.
CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com